================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                                   ----------

                                (AMENDMENT NO. 6)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                            TOPS APPLIANCE CITY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK, NO PAR VALUE PER SHARE                          890910102
--------------------------------------------------------------------------------
  (Title of class of securities)                            (CUSIP number)


                           BAY HARBOUR MANAGEMENT L.C.
                          TOWER INVESTMENT GROUP, INC.
                               STEVEN A. VAN DYKE
                          BAY HARBOUR INVESTMENTS, INC.
                             BAY HARBOUR 90-1, LTD.
                               TROPHY HUNTER, INC.
                         TROPHY HUNTER INVESTMENTS, LTD.
                  777 South Harbour Island Boulevard, Suite 270
                              Tampa, Florida 33602
                                 (813) 272-1992

                           BAY HARBOUR PARTNERS, LTD.
                                 LIPSTICK, LTD.
                                 c/o MeesPierson
                        Charlotte House, Charlotte Street
                                 Nassau, Bahamas

                              DOUGLAS P. TEITELBAUM
                          885 Third Avenue, 34th Floor
                            New York, New York 10022
                                 (212) 371-2211
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                 January 4, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                       (Continued on the following pages)
                              (Page 1 of 14 Pages)


================================================================================

NY2:\861637\02

----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 2 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Steven A. Van Dyke

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:                         N/A
------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)  [x]
                                                                                                               (b)  [ ]
------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY
------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS:                       OO, PF

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                     [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           United States

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                                -0-

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH
------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                        7,625,764
------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                           -0-
------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                   7,625,764
------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         7,625,764
------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                              [  ]

                         CERTAIN SHARES:
------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       49.8%
------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       IN, HC
------------------------ --------------------------------------------------------------- ---------------- -----------------------



----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 3 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Douglas P. Teitelbaum

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:                         N/A

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (a) [x]
                                                                                                                     (b) [ ]
------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY
------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                    [  ]
------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           United States

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                                -0-

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                        7,620,764

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                           -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                   7,620,764

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         7,620,764

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                            [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       49.8%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       IN, HC
------------------------ --------------------------------------------------------------- ---------------- -----------------------


----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 4 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Tower Investment Group, Inc.

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:                         59-2924229

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a)  [x]
                                                                                                                      (b)  [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                     [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Florida

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                          7,620,764

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                              -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                     7,620,764

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                         -0-

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         7,620,764

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                            [  ]

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       49.8%


------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       HC
------------------------ --------------------------------------------------------------- ---------------- -----------------------


----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 5 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Bay Harbour Management L.C..

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:                         59-3418243

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (a)  [x]
                                                                                                                     (b)  [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                    [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Florida

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                          7,620,764

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                              -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                     7,620,764

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                         -0-

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         7,620,764

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                            [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       49.8%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       IA
------------------------ --------------------------------------------------------------- ---------------- -----------------------


----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 6 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Bay Harbour Investments, Inc.

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (a) [x]
                                                                                                                     (b) [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                   [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Florida

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                                -0-

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                        2,002,148

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                           -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                   2,002,148

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         2,002,148

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       13.1%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       CO
------------------------ --------------------------------------------------------------- ---------------- -----------------------


----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 7 of 14
----------------------------------------------------------------              ----------------------------------------------


------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Bay Harbour 90-1, Ltd.

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                        (a)  [x]
                                                                                                                  (b)  [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                  [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Florida

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                          2,002,148

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                              -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                     2,002,148

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                         -0-

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         2,002,148

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       13.1%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       PN
------------------------ --------------------------------------------------------------- ---------------- -----------------------




----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 8 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Trophy Hunter Investments, Ltd..

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                        (a)  [x]
                                                                                                                  (b)  [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                  [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Florida

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                            964,254

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                              -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                       964,254

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                         -0-

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:           964,254

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                          [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                        6.3%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       PN
------------------------ --------------------------------------------------------------- ---------------- -----------------------




----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 9 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Trophy Hunter, Inc.

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [x]
                                                                                                                      (b) [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                    [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Florida

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                                -0-

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                          964,254

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                           -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                     964,254

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:           964,254

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                        [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                        6.3%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       CO
------------------------ --------------------------------------------------------------- ---------------- -----------------------




----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 10 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Bay Harbour Partners, Ltd.

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [x]
                                                                                                                      (b) [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                     [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Bahamas

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                          3,003,236

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                              -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                     3,003,236

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                         -0-

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         3,003,236

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                             [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                       19.6%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       CO
------------------------ --------------------------------------------------------------- ---------------- -----------------------




----------------------------------------------------------------              ----------------------------------------------
CUSIP No. 890910102                                                   13D                     Page 11 of 14
----------------------------------------------------------------              ----------------------------------------------

------------------------ --------------------------------------------------------------- ----------------------------------------
1
                         NAME OF REPORTING PERSON:                                       Lipstick, Ltd.

                         IRS IDENTIFICATION NO. OF ABOVE PERSON:

------------------------ --------------------------------------------------------------- ----------------------------------------
2
                         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [x]
                                                                                                                      (b) [ ]

------------------------ --------------------------------------------------------------------------------------------------------
3
                         SEC USE ONLY

------------------------ -------------------------------------- -----------------------------------------------------------------
4
                         SOURCE OF FUNDS                        OO

------------------------ --------------------------------------------------------------------------------------------------------
5
                         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                         2(d) or 2(e):                                                                                      [  ]

------------------------ --------------------------------------------------------------- ----------------------------------------
6
                         CITIZENSHIP OR PLACE OF ORGANIZATION:                           Bahamas

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         7
   NUMBER OF SHARES                SOLE VOTING POWER:                                          1,194,286

     BENEFICIALLY
       OWNED BY

         EACH
       REPORTING

      PERSON WITH

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         8
                                   SHARED VOTING POWER:                                              -0-

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         9
                                   SOLE DISPOSITIVE POWER:                                     1,194,286

------------------------ --------- ----------------------------------------------------- ---------------- -----------------------
                         10
                                   SHARED DISPOSITIVE POWER:                                         -0-

------------------------ --------------------------------------------------------------- ---------------- -----------------------
11
                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:         1,194,286

------------------------ --------------------------------------------------------------- ---------------- -----------------------
12
                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                           [  ]

                         CERTAIN SHARES:

------------------------ --------------------------------------------------------------- ---------------- -----------------------
13
                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                        7.8%

------------------------ --------------------------------------------------------------- ---------------- -----------------------
14
                         TYPE OF REPORTING PERSON:                                       CO
------------------------ --------------------------------------------------------------- ---------------- -----------------------



------------------------------------              ------------------------------
CUSIP No. 890910102                      13D                   Page 12 of 14
------------------------------------              ------------------------------


         This Amendment No. 6 amends and supplements the Statement on Schedule 13D, originally filed with the U.S. Securities and Exchange Commission (the "SEC") on July 6, 1998, as amended on August 12, 1998, October 26, 1998, November 30, 1998, February 23, 1999 and March 12, 1999 ( the "Schedule 13D"), by Bay Harbour Management L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), as the majority stockholder of Bay Harbour, Steven A. Van Dyke ("Van Dyke"), Douglas P. Teitelbaum ("Teitelbaum"), Bay Harbour Investments, Inc. ("BH Investments"), Bay Harbour 90-1, Ltd., (" BH 90-1"), Trophy Hunter, Inc. ("Trophy Hunter"), Trophy Hunter Investments, Ltd. ("TH Investments"), Bay Harbour Partners, Ltd ("BH Partners") and Lipstick, Ltd. ("Lipstick" and, collectively with Bay Harbour, Tower, Van Dyke, Teitelbaum, BH Investments, BH 90-1, Trophy Hunter, TH Investments and BH Partners, the "Reporting Persons"). Capitalized terms contained herein but not otherwise defined have the meanings ascribed to them in the Schedule 13D.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 of the Schedule 13D is hereby amended as follows:

         Pursuant to a letter agreement (the "Letter Agreement"), dated January 4, 2000, between Tops and Bay Harbour, for its managed accounts, Tops and Bay Harbour agreed that, in full satisfaction of Tops' obligation to make additional cash payments or issue additional shares of Tops Common Stock to Bay Harbour pursuant to Section 5 of that certain Share Purchase Agreement, dated July 16, 1998 (the "1998 Agreement"), Tops would issue an aggregate of 4,500,000 shares of a new Series A Preferred Stock of Tops (the "Series A Preferred Stock") to the managed accounts of Bay Harbour specified in the Letter Agreement.

ITEM 4. PURPOSE OF TRANSACTION.

Item 4 of the Schedule 13D is hereby amended as follows:

         The Certificate of Designation relating to the Series A Preferred Stock provides that each share thereof will be convertible, at any time and from time to time, at the option of the holder thereof into shares of Tops Common Stock upon satisfaction of certain conditions set forth therein. Such shares are not presently convertible.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Item 6 of the Schedule 13D is hereby amended as follows:

         As described in Item 3, pursuant to the Letter Agreement, Tops has agreed to issue an aggregate of 4,500,000 shares of Series A Preferred Stock to Bay Harbour, for its managed accounts, in full satisfaction of Tops' obligation to make additional cash payments or issue additional shares of Tops Common Stock to Bay Harbour pursuant to the 1998 Agreement.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Item 7 of the Schedule 13D is hereby amended as follows:

      EXHIBIT I Letter Agreement, dated January 4, 2000 between Tops and Bay Harbour, including as an exhibit thereto, the Form of Certificate of Designation for the Series A Preferred Stock.

------------------------------------              ------------------------------
CUSIP No. 890910102                      13D                   Page 13 of 14
------------------------------------              ------------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated as of:  January 11, 2000        TOWER INVESTMENT GROUP, INC.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: President



                                      BAY HARBOUR MANAGEMENT L.C.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: President


                                          /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          STEVEN A. VAN DYKE


                                          /s/ Douglas P. Teitelbaum
                                          ------------------------------------
                                          DOUGLAS P. TEITELBAUM



                                      BAY HARBOUR 90-1, LTD.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: Authorized Signatory

------------------------------------              ------------------------------
CUSIP No. 890910102                      13D                   Page 14 of 14
------------------------------------              ------------------------------


                                      TROPHY HUNTER INVESTMENTS, LTD.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: Authorized Signatory



                                      BAY HARBOUR INVESTMENTS, INC.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: Authorized Signatory



                                      TROPHY HUNTER, INC.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: Authorized Signatory



                                      BAY HARBOUR PARTNERS, LTD.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: Authorized Signatory



                                      LIPSTICK, LTD.

                                      By: /s/ Steven A. Van Dyke
                                          ------------------------------------
                                          Name: Steven A. Van Dyke
                                          Title: Authorized Signatory